Exhibit 99.1

NEWS RELEASE	Dorchester Minerals, L.P.

Release Date:	January 14, 2010	3838 Oak Lawn Ave., Suite 300
Dallas, Texas 75219-4541
Contact:	Casey McManemin	(214) 559-0300

DORCHESTER MINERALS, L.P. ANNOUNCES ITS FOURTH QUARTER DISTRIBUTION

DALLAS, TEXAS -- Dorchester Minerals, L.P. announced today the Partnership’s fourth quarter 2009 cash distribution.  The distribution of $0.321540 per common unit represents activity for the three-month period ended December 31, 2009 and is payable on February 4, 2010 to common unitholders of record as of January 25, 2010.

Cash receipts attributable to the Partnership’s Net Profits Interests in pay status during the fourth quarter totaled approximately $1.9 million. These receipts reflect oil and gas sales from the properties underlying the Net Profits Interests generally during August through October 2009.  Approximately $800,000 of gross capital expenditures, primarily attributable to drilling and completion activity, was re-invested by the owner of the working interests in the properties underlying all the Net Profits Interests during September through November 2009. Cash receipts attributable to the Partnership’s Royalty Properties during the fourth quarter totaled approximately $8.8 million. These receipts generally reflect oil sales during September through November 2009 and gas sales during August through October 2009.

The Partnership received approximately $598,000 of other cash receipts during the fourth quarter and identified 58 new wells on the Partnership’s Net Profits Interests and Royalty Properties located in 28 counties and parishes in 5 states.

Dorchester Minerals, L.P. is a Dallas-based owner of producing and non-producing oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests located in 25 states. Its common units trade on the Nasdaq Global Select Market under the symbol DMLP.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d).  Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business.  Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable.  Nominees, and not the Partnership, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

FORWARD-LOOKING STATEMENTS

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership’s properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership’s financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.